News Release
First Midwest Bancorp, Inc.			First Midwest Bancorp, Inc. One Pierce Place, Suite 1500 Itasca, Illinois 60143-9768 (630) 875-7450
FOR IMMEDIATE RELEASE		CONTACT:	Brian O’Meara (Media)
EVP, Marketing
First Midwest Bank
(630) 875-7260

Paul F. Clemens (Investors)
EVP, Chief Financial Officer
(630) 875-7347

TRADED:	NASDAQ Global Select Market		www.firstmidwest.com
SYMBOL:	FMBI
FIRST MIDWEST BANK ACQUIRES PEOTONE BANK AND TRUST COMPANY

ITASCA, IL, APRIL 23, 2010 – (NASDAQ NGS: FMBI) First Midwest Bank today announced that it acquired certain deposits and loans of Peotone Bank and Trust Company, Peotone, Illinois at the close of business today in a transaction facilitated by the Federal Deposit Insurance Corporation (“FDIC”).  First Midwest Bank is a wholly owned subsidiary of First Midwest Bancorp, Inc. (“First Midwest” or the “Company”).

“I want to assure all Peotone Bank and Trust Company customers and the surrounding communities of Peotone and Monee that the deposits and business affairs of the former Peotone Bank and Trust Company are in safe and secure hands,” said Michael L. Scudder, President and Chief Executive Officer of First Midwest. “Although we are new to Peotone, we have been the bank of choice in nearby communities for decades. More than one quarter million families and twenty five thousand businesses put their trust in us everyday. We look forward to working side by side with our new colleagues from Peotone Bank to answer any questions customers may have.”

The former Peotone Bank and Trust Company branches located at 200 West Corning Avenue and 5601 Monee Manhattan Road will re-open on Saturday, April 24, 2010, under the First Midwest Bank name with normal branch hours.  Peotone Bank and Trust Company customers can continue to access their accounts as usual through ATMs, checks and debit cards.  The entire network of First Midwest Bank branches and ATMs will be available to Peotone Bank and Trust Company customers following the necessary consolidation of bank operating systems.

Customers who have questions about the transaction can call the FDIC Call Center toll-free at 1.800.517.1839.  The phone number is operational this evening until 9:00 p.m. Central Time; on Friday and Saturday from 9:00 a.m. to 6:00 p.m. Central Time; on Sunday from noon to 6:00 p.m. Central Time and, thereafter, from 8:00 a.m. to 8:00 p.m. Central Time.  Information is also available from the FDIC’s website at www.fdic.gov.

First Midwest Bank was selected to complete this transaction through a competitive bidding process.  Peotone Bank and Trust Company had approximately $130 million in deposits at March 31, 2010.  First Midwest Bank entered into a loss-share transaction with the FDIC providing First Midwest Bank with protection from the FDIC for loan losses.

First Midwest is the premier relationship-based banking franchise in the growing Chicagoland banking market.  As one of the Chicago metropolitan area’s largest independent bank holding companies, First Midwest provides the full range of both business and retail banking and trust and investment management services through some 100 offices located in 64 communities, primarily in metropolitan Chicago.

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